Exhibit 10.1

EXECUTION VERSION

Confidential

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Support Agreement”) is dated as of August 3, 2020, by and among the Persons set forth on Schedule I hereto (each, a “Sponsor” and, together with the Key Sponsors, the “Sponsors”), FinTech Acquisition Corp. III, a Delaware corporation (“Acquiror”), GTCR-Ultra Holdings II, LLC, a Delaware limited liability company (the “Company”), FinTech Acquisition Corp. III Parent Corp., a Delaware corporation (“Holdings”) and GTCR-Ultra Holdings, LLC, a Delaware limited liability company (“Seller”), Daniel Cohen and Betsy Cohen, either directly or through one or more immediate family members or one or more affiliated family trusts (the “Key Sponsors”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 930,000 shares of Acquiror Class A Common Stock (the “Sponsor Existing Co-Invest Shares”) in the aggregate, (ii) warrants to purchase 465,000 shares of Acquiror Class A Common Stock and (iii) 8,857,500 shares of Acquiror Class B Common Stock (the “Sponsor Promote Shares”) in the aggregate;

WHEREAS, contemporaneously with the execution and delivery of this Support Agreement, Acquiror, the Company, Holdings, FinTech III Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Holdings (“Merger Sub”), GTCR/Ultra Blocker, Inc., a Delaware corporation (“Blocker”) and GTCR Fund XI/C LP, a Delaware limited partnership (“Blocker Seller”) have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, whereby the parties intend to effect a business combination between Acquiror and the Company through a merger of Merger Sub with and into Acquiror, with Acquiror continuing as the surviving entity, followed by the “contribution and exchange” of the equity interests of the Company and Blocker to Holdings, on the terms and subject to the conditions set forth therein (collectively, the “Transactions”);

WHEREAS, in order to finance a portion of the Transactions, the Key Sponsors will subscribe for and purchase from Acquiror an aggregate amount of 2,000,000 shares of Acquiror Class A Common Stock, par value $0.0001 per share (the “Sponsor New Co-Invest Shares” and, collectively with the Sponsor Existing Co-Invest Shares and the Sponsor Promote Shares, the “Sponsor Shares”) for a purchase price of $10.00 per share and an aggregate purchase price of $20,000,000 in accordance with the terms and conditions of the Subscription Agreement attached hereto as Exhibit A (the “Key Sponsor Co-Invest Agreement”);

WHEREAS, pursuant to the Merger Agreement, each Sponsor Share that is issued and outstanding immediately prior to the Effective Time shall be converted into, and the holder of such Sponsor Share shall be entitled to receive, one Holdings Common Share for such Sponsor Share on the terms and conditions set forth therein;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, a portion of the Sponsor Promote Shares will be cancelled as further specified in Section 2.02 of the Merger Agreement and in this Support Agreement; and

WHEREAS, as an inducement to the Company, Seller, Blocker Seller, Acquiror and Holdings to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1  Binding Effect of Merger Agreement. Each Sponsor shall be bound by and comply with Sections 2.02, 10.03(l) and 12.05 of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Sponsor were an original signatory to the Merger Agreement with respect to such provisions. Without limiting the generality of the foregoing, on the Closing Date and immediately prior to the Merger, each Sponsor shall (and, subject only to the consummation of the Closing hereby does) irrevocably surrender, forfeit and consent to the termination and cancellation, in each case for no consideration and without further right, obligation or liability of any kind or nature on the part of any Acquiror Party of a number of Sponsor Promote Shares equal to the amount set forth opposite such Sponsor’s name on Schedule I hereto.

Section 1.2  No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the consummation of the Closing and (b) the termination of the Merger Agreement pursuant to Article XI thereof, each Sponsor and permitted transferees thereof shall not directly or indirectly (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Prospectus) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Acquiror Common Stock or Acquiror Warrants owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Common Stock or Acquiror Warrants owned by such Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (any of the actions described in clauses (i) - (iii), a “Transfer”); provided, that Acquiror Common Stock may be Transferred (A) other than the Sponsor New Co-Invest Shares, to a Permitted Transferee (as defined in clause (1) only of the Letter Agreement) of a Sponsor so long as such Permitted Transferee executes and delivers a joinder to this Support Agreement agreeing to be subject to the provisions of this Support Agreement applicable to a Sponsor and, if such Permitted Transferee is not a party to the Holdings Registration Rights Agreement, executes and delivers a joinder to the Lock-Up Agreement in the form attached hereto as Exhibit B agreeing to be subject to the provisions of such Lock-Up Agreement (to the extent the lock-up in Section 8(b) of the Holdings Registration Rights Agreement has not expired) or (B) to a member of a Key Sponsor’s Family Group so long as (i) such Sponsor provides notice of such contemplated Transfer to the Company as soon as reasonably practicable, (ii) such transferee executes and delivers a joinder to this Support Agreement agreeing to be subject to the provisions of this Support Agreement applicable to a Sponsor, and (iii) if such transferee is not a party to the Holdings Registration Rights Agreement, such transferee executes and delivers a joinder to the Lock-Up Agreement in the form attached hereto as Exhibit B agreeing to be subject to the provisions of such Lock-Up Agreement (to the extent the lock-up in Section 8(b) of the Holdings Registration Rights Agreement has not expired). As used in this Support Agreement, “Family Group” means with respect to any individual, such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) and the spouses of such descendants, any trust, limited partnership, corporation or limited liability company established solely for the benefit of such individual or such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) or the spouses of such descendants. Each Person that acquires Acquiror Common Stock from a Sponsor pursuant to this Section 1.2 prior to the Closing shall have and be subject to all of the obligations of and restrictions imposed on a Sponsor hereunder.

Section 1.3  New Shares. In the event that any shares of Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror are issued to a Sponsor after the date of this Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Stock of, on or affecting the Acquiror Common Stock owned by such Sponsor or otherwise (such Acquiror Common Stock or other equity securities of Acquiror, collectively the “New Shares”), then such New Shares acquired or purchased by such Sponsor shall be subject to the terms of this Support Agreement to the same extent as if they constituted the Acquiror Common Stock owned by such Sponsor as of the date hereof.

Section 1.4  Closing Date Deliverables. On the Closing Date:

(a)  Each of the Sponsors shall deliver to Holdings a duly executed joinder to that certain Registration Rights Agreement (the “Holdings Registration Rights Agreement”), by and among Holdings, the Sponsors, Seller and the other parties signatories thereto, in substantially the form attached as Exhibit A to the Merger Agreement. All of the Holdings Common Shares received in connection with the Transactions in respect of the Sponsor Shares of the Sponsors shall be subject to the restrictions on transfer set forth in the Holdings Registration Rights Agreement.

(b)  Holdings shall deliver to the Sponsors a duly executed copy of the Holdings Registration Rights Agreement.

Section 1.5  Acquiror Agreements.

(a)  During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Merger Agreement pursuant to Article XI thereof, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and the Acquiror or any of the Acquiror’s Subsidiaries, on the other hand.

(b)  Each Sponsor and permitted transferee thereof shall comply with, and fully perform all of its obligations, covenants and agreements set forth in that certain letter agreement, dated as of November 15, 2018, as may be amended or restated from time to time, by and among Acquiror, Fintech Investor Holdings III, LLC, Fintech Masala Advisors, LLC, 3FIII, LLC, and the insiders listed on the signature pages thereto (the “Letter Agreement”). The Sponsors will not permit the Letter Agreement to be amended or modified without the Company’s consent during the term of this Support Agreement. Upon the Closing, the parties to the Holdings Registration Rights Agreement will no longer be subject to the Letter Agreement.

Section 1.6  Further Assurances. Each Sponsor shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.7  No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

Section 1.8  Payment of Expenses. Pursuant to Section 12.05 of the Merger Agreement, the Sponsors shall, on a joint and several basis, be solely responsible for (and no Acquiror Party or Company Party shall have any obligation or liability with respect to) and pay or cause to be paid when due any Reimbursable Transaction Expenses in excess of $1,500,000. For the purposes of clarity, amounts loaned under that certain promissory note, dated March 6, 2020, issued by Acquiror to Betsy Cohen and Daniel Cohen, or any other loan incurred by Acquiror, shall be deemed to be Reimbursable Transaction Expenses, except to the extent such amounts are used by Acquiror to fund Acquiror Transaction Expenses.

Section 1.9  Support for Transaction. Each Sponsor and permitted transferee thereof hereby unconditionally and irrevocably agrees: (a) that at any duly called meeting of the stockholders of Acquiror (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of Acquiror requested by Acquiror’s board of directors or undertaken as contemplated by the Transactions, each Sponsor and permitted transferee thereof shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her Sponsor Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its, his or her Sponsor Shares (a) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of Acquiror contained in the Merger Agreement, (c) in favor of any other proposals set forth in Acquiror’s proxy statement to be filed by Acquiror with the SEC relating to the Transactions (including any proxy supplements thereto, the “Proxy Statement”), (d) the extension contemplated by Section 9.26 of the Merger Agreement, (e) for any proposal to adjourn or postpone the applicable stockholder meeting to a later date if (and only if) (1) there are not sufficient votes for approval of the Merger Agreement and any other proposals related thereto as set forth in the Proxy Statement on the dates on which such meetings are held or (2) the closing condition in Section 10.03(j) of the Merger Agreement has not been satisfied, and (f) except as set forth in the Proxy Statement, against the following actions or proposals: (1) any Business Combination or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement; and (2) (A) any change in the present capitalization of Acquiror or any amendment of the Certificate of Incorporation, except to the extent expressly contemplated by the Merger Agreement, (B) any liquidation, dissolution or other change in Acquiror’s corporate structure or business, (C) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of such Sponsor under this Sponsor Agreement, or (D) any other action or proposal involving Acquiror or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions and (f) not to redeem, elect to redeem or tender or submit any of its Sponsor Shares owned by it, him or her for redemption in connection with such stockholder approval or proposed Business Combination, or in connection with any vote to amend the Certificate of Incorporation. Prior to any valid termination of the Merger Agreement, (x) each Sponsor shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement and on the terms and subject to the conditions set forth therein, and (y) each Sponsor shall be bound by and comply with Sections 9.09 (Exclusivity) and 9.01 (Inspection) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Person were a signatory to the Merger Agreement with respect to such provisions. If Acquiror seeks to consummate a proposed Business Combination by engaging in a tender offer, each Sponsor agrees that it, he or she will not sell or tender any Sponsor Shares owned by it, him or her in connection therewith. The obligations of the Sponsors specified in this Section 1.09 shall apply whether or not the Merger, any of the Transactions or any action described above is recommend by Acquiror’s board of directors.

Section 1.10     Sponsor Co-Invest. At the Closing, the Key Sponsors will subscribe for and purchase from Acquiror the Co-Invest Shares for a purchase price of $10.00 per share and an aggregate purchase price of $20,000,000 (the “Key Sponsor Co-Invest Amount”) in accordance with the terms and conditions of the Key Sponsor Co-Invest Agreement. The Key Sponsors will comply with the terms and conditions set forth therein.

Section 1.11 Voting. The Sponsors and their permitted transferees of Sponsor Shares each hereby agree to be present in person or by proxy and vote or cause to be voted all Holdings Shares beneficially owned by such Sponsor and/or permitted transferee at each annual or special meeting of Holdings at which directors of Holdings are to be elected, in favor of, or to take all actions by written consent in lieu of any such meeting as are necessary to cause the election as members of the board of directors of Holdings (the “Holdings Board”) of the Nominees (as such term is defined in the Director Nomination Agreement, to be entered into at the Closing pursuant to the Merger Agreement, by and among Holdings and Seller (as amended or modified, the “Nomination Agreement”)) in accordance with, and otherwise to achieve the composition of the Holdings Board and effect the intent of, the provisions of the Nomination Agreement. This Section 1.11 shall terminate upon the earlier of (i) Seller’s written notice to the Sponsors to any such termination and (ii) 30 days after the Closing. No Sponsor or permitted transferee thereof shall be permitted to Transfer any Holdings shares during the period beginning on the Closing Date and ending at such time as this Section 1.11 is terminated pursuant to the preceding sentence. At any time before or after the Closing, Seller may elect to cause any Sponsor or permitted transferee of Sponsor Shares to no longer be bound by the obligations set forth in this Section 1.11.

Section 1.12 Certificate of Incorporation. Holdings and Acquiror agree that the amended and restated Certificate of Incorporation of Holdings as of the Closing will be in the last form circulated by counsel for the Company Parties to counsel for the Acquiror Parties prior to the date hereof.

Section 1.13 Waiver. Each Sponsor hereby waives any right to convert any loan to Acquiror into equity interests (including, for the avoidance of doubt, any warrants) of Acquiror or Holdings.

ARTICLE II
SHARE ADJUSTMENTS

Section 2.1  Exchange.(a) Pursuant to Section 3.01(a) of the Merger Agreement, each Sponsor Share that is issued and outstanding immediately prior to the Effective Time is to be converted into, and the holder of such Sponsor Share shall be entitled to receive, one Holdings Common Share for such Sponsor Share, subject to the terms and conditions of the Merger Agreement. For purposes of this Article II, “Earnout Shares” means the Holdings Common Shares issued to any Sponsor in respect of the number of such Sponsor’s Sponsor Promote Shares set forth on Schedule I at Closing (assuming no stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event occurs between the date hereof and the Closing). Earnout Shares shall continue to be Earnout Shares if held by any permitted transferee of Earnout Shares.

Section 2.2  Earnout Provisions.(b) Each Sponsor and permitted transferee of Earnout Shares agrees that, as of the Closing, all of the Earnout Shares shall be restricted and shall be subject to the earnout and forfeiture provisions set forth in this Section 2.2. For the avoidance of doubt, it is acknowledged and agreed that any Holdings Common Shares held by the Sponsors that are not Earnout Shares shall not be subject to the provisions of this Section 2.2.

(i)    Lifting of Transfer Restrictions on Shares.

(1)  50.00% of the Earnout Shares held by each Sponsor shall become free of transfer restrictions hereunder at such time as the Holdings Common Share Price is greater than $15.00 (the “Minimum Target”) for any period of 20 trading days out of 30 consecutive trading days.

(2)  50.00% of the Earnout Shares held by each Sponsor shall become free of transfer restrictions hereunder at such time as the Holdings Common Share Price is greater than $17.50 (the “Maximum Target”) for any period of 20 trading days out of 30 consecutive trading days.

(ii)    Acceleration of Lifting of Transfer Restrictions upon a Change in Control. Upon the first Change in Control to occur during the Earnout Period:

(1)  if the price per share paid or payable to the stockholders of Holdings in connection with such Change in Control is equal to or greater than the Minimum Target but less than the Maximum Target, 50.00% of the Earnout Shares held by each Sponsor less any Earnout Shares that previously were freed of transfer restrictions pursuant to Section 2.2(i)(1) or Section 2.2(i)(2) shall become free of transfer restrictions hereunder; and

(2)  if the price per share paid or payable to the stockholders of Holdings in connection with such Change in Control is equal to or greater than the Maximum Target, 100% of the Earnout Shares held by each Sponsor less any Holdings Common Shares that previously were freed of transfer restrictions pursuant to Section 2.2(i)(1) or Section 2.2(i)(2) shall become free of transfer restrictions hereunder.

(3)  For the avoidance of doubt, if the price per share paid or payable to the stockholders of Holdings in connection with the first Change in Control to occur during the Earnout Period is less than the Minimum Target, then none of the Earnout Shares subject to transfer restrictions shall become free of transfer restrictions pursuant to this Section 2.2(ii) and all of the Earnout Shares shall be automatically forfeited immediately prior to the consummation of such Change of Control. Earnout Shares that are subject to transfer restrictions that do not become free of transfer restrictions in accordance with this Section 2.2(ii) upon the occurrence of a Change of Control will be forfeited immediately prior to the consummation of such Change of Control and in accordance with Section 2.2(iii).

(4)  Subject to Section 1.11, Holders of Earnout Shares shall be entitled to vote such Earnout Shares and receive dividends and other distributions with respect to such Earnout Shares prior to the lifting of transfer restrictions; provided, that dividends and other distributions with respect to Earnout Shares shall be set aside by Holdings and shall only be paid to such holders upon the lifting of transfer restrictions from such Earnout Shares; for the avoidance of doubt, such dividends and other distributions shall be paid only on the portion of the Earnout Shares that become free of transfer restrictions.

(5)  If, between the Closing and a Change in Control, the outstanding Holdings Common Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Holdings Common Shares will be appropriately adjusted to provide to the Sponsors the same economic effect as contemplated by this Support Agreement prior to such event.

(iii)  No holder of Earnout Shares shall Transfer any Earnout Shares during the Earnout Period to the extent such Earnout Shares are still subject to restrictions at the time of the contemplated Transfer and all certificates representing such Earnout Shares shall contain a legend to such effect; provided, that Earnout Shares may be Transferred (A) to a Permitted Transferee (as defined in the Letter Agreement) of a Sponsor so long as such Permitted Transferee agrees in writing to be subject to the provisions of Article II hereof and, if such Permitted Transferee is not a party to the Holdings Registration Rights Agreement, executes and delivers a joinder to the Lock-Up Agreement in the form attached hereto as Exhibit B agreeing to be subject to the provisions of such Lock-Up Agreement (to the extent the lock-up in Section 8(b) of the Holdings Registration Rights Agreement has not expired) or (B) to a member of a Key Sponsor’s Family Group so long as (i) such Sponsor provides notice to the Company of such contemplated Transfer as soon as reasonably practicable, (ii) such transferee executes and delivers a joinder to this Support Agreement agreeing to be subject to the provisions of this Support Agreement with respect to such Earnout Shares and (iii) if such transferee is not a party to the Holdings Registration Rights Agreement, such transferee executes and delivers a joinder to the Lock-Up Agreement in the form attached hereto as Exhibit B agreeing to be subject to the provisions of such Lock-Up Agreement (to the extent the lock-up in Section 8(b) of the Holdings Registration Rights Agreement has not expired). Upon the expiration of the Earnout Period, any Earnout Shares that have not otherwise become free of transfer restrictions pursuant to this Section 2.1 during the Earnout Period shall be automatically forfeited and transferred by the holder of such Earnout Shares to Holdings, without any consideration for such transfer, and cancelled.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1  Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a)  Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Support Agreement and to perform his or her obligations hereunder. This Support Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Support Agreement is being executed in a representative or fiduciary capacity, the Person signing this Support Agreement has full power and authority to enter into this Support Agreement on behalf of the applicable Sponsor.

(b)  Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of (x) the Sponsor Promote Shares and (y) the Sponsor Existing Co-Invest Shares set forth opposite such Sponsor’s name on Schedule I and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Sponsor Shares (other than transfer restrictions under the Securities Act)) affecting any such Sponsor Shares, other than any Permitted Encumbrances or pursuant to (i) this Support Agreement, (ii) the Acquiror Organizational Documents, (iii) the Merger Agreement, (iv) the Letter Agreement or (v) any applicable securities laws. Such Sponsor’s Sponsor Shares are the only equity securities in Acquiror or Holdings or their respective Subsidiaries owned of record or beneficially by such Sponsor on the date of this Support Agreement, and none of such Sponsor’s Sponsor Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Sponsor Shares, except as provided hereunder. Other than the Merger Agreement, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c)  No Conflicts. The execution and delivery of this Support Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such Sponsor or such Sponsor’s Sponsor Shares), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Support Agreement. Each Sponsor has full right and power to enter into this Sponsor Agreement and, as applicable, to serve as an officer and/or a director on the board of directors of Holdings.

(d)  Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Support Agreement.

(e)  Brokerage Fees. Except as disclosed in Section 8.05 of the Merger Agreement and except for arrangements entered into by any Company Party, no financial advisor, investment banker, broker or finder is entitled to any fee or commission from any Acquiror Party or any of their respective Affiliates in connection with the Merger Agreement, the agreements ancillary thereto, this Support Agreement or any of the respective transactions contemplated thereby and hereby in each case based upon any arrangement or agreement made by or, to the knowledge of such Sponsor, on behalf of such Sponsor, for which any Acquiror Party would have any material obligations or liabilities of any kind or nature (other than indemnification obligations) following the Closing.

(f)   Affiliate Arrangements. Except as set forth in the Acquiror SEC Documents filed prior to the date hereof, neither such Sponsor nor anyone related by blood, marriage or adoption to such Sponsor or to the actual knowledge of such Sponsor any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract, instrument or arrangement with Acquiror or its Subsidiaries.

(g)  Acknowledgment. Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Support Agreement. Such Sponsor had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors.

ARTICLE IV
MISCELLANEOUS

Section 4.1  Termination. This Support Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier to occur of (i) termination of the Merger Agreement in accordance with its terms or (ii) the mutual written agreement of Holdings, Seller and the Sponsors. If the Closing takes place, this Support Agreement and all of its surviving provisions shall terminate and be of no further force or effect once 30 days have elapsed since Closing and all of the Earnout Shares are no longer subject to the terms and conditions of Section 2.2 hereof. Upon such termination of this Support Agreement, all obligations of the parties under this Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof, provided, however, that the termination of this Support Agreement shall not relieve any party from liability arising in respect of any breach hereof following the Closing but prior to such termination. This ARTICLE IV shall survive the termination of this Support Agreement.

Section 4.2  Governing Law. This Support Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Support Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Support Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Support Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Support Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 4.8 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

Section 4.3  Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Support Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Support Agreement may file a copy of this Support Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

Section 4.4  Assignment. This Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 4.5  Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Support Agreement in the chancery court or any other state or federal court within the State of Delaware.

Section 4.6  Amendment. This Support Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Holdings, Seller and the Key Sponsors (on behalf of the Sponsors).

Section 4.7  Severability. If any provision of this Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Support Agreement will remain in full force and effect. Any provision of this Support Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 4.8  Notices. All notices, consents, waivers and other communications under this Support Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by telecopy (with confirmation of delivery), on the date of transmission if on a Business Day before 5:00 p.m. local time of the recipient party (otherwise on the next succeeding Business Day); (d) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (e) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties in accordance with this Section 4.8):

If prior to the Closing, to Acquiror or Holdings:

c/o FinTech Acquisition Corp. III

2929 Arch Street, Suite 1703

Philadelphia, PA 19104-2870

Attention: James J. McEntee, III

Phone: (215) 701-9555

Email: jmce@stbwell.com

in each case, with a copy (which shall not constitute notice) to:

Ledgewood PC

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

Attention: Derick S. Kauffman

Phone: (215) 731-9450

Email: dkauffman@ledgewood.com

If to the Company, Seller or, following the Closing, Acquiror or Holdings:

GTCR-Ultra Holdings, LLC

c/o GTCR Management XI LLC

300 North LaSalle Street, Suite 5600

Chicago, Illinois 60654

Attention: Collin E. Roche and Aaron D. Cohen

Email: croche@gtcr.com and aaron.cohen@gtcr.com

with copies to:

GTCR Management XI LLC

300 North LaSalle Street, Suite 5600

Chicago, Illinois 60654

Attention: Collin E. Roche and Aaron D. Cohen

Email: croche@gtcr.com and aaron.cohen@gtcr.com

and:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: Mark A. Fennell, P.C., Christian O. Nagler and Christopher M. Thomas, P.C.

Facsimile: (312) 862-2200

E-mail: mfennell@kirkland.com , christian.nagler@kirkland.com and christopher.thomas@kirkland.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Ledgewood PC

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

Attention: Derick S. Kauffman

Phone: (215) 731-9450

Email: dkauffman@ledgewood.com

Section 4.9  Counterparts. This Support Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 4.10     Entire Agreement. This Support Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

FINTECH INVESTOR HOLDINGS III, LLC

By: Cohen Sponsor Interests III, LLC, its manager

By:	/s/ Daniel G. Cohen
Name: Daniel G. Cohen
Title: Authorized Signatory

3FIII, LLC

By: Cohen Sponsor Interests III, LLC, its manager

By:	/s/ Daniel G. Cohen
Name: Daniel G. Cohen
Title: Authorized Signatory

FINTECH MASALA ADVISORS, LLC

By: Cohen Sponsor Interests III, LLC, its manager

By:	/s/ Daniel G. Cohen
Name: Daniel G. Cohen
Title: Authorized Signatory

COHEN SPONSOR INTERESTS III, LLC

By:	/s/ Daniel G. Cohen
Name: Daniel G. Cohen
Title: Authorized Signatory

By:	/s/ Daniel G. Cohen
Name: Daniel G. Cohen

By:	/s/ Betsy Cohen
Name: Betsy Cohen

[Signature Page to Sponsor Support Agreement]

ACQUIROR:

FINTECH ACQUISITION CORP. III

By:	/s/ James J. McEntee, III
	Name:	James J. McEntee, III
	Title:	President and CFO

HOLDINGS:

FINTECH ACQUISITION CORP. III PARENT CORP.

By:	/s/ James J. McEntee, III
	Name:	James J. McEntee, III
	Title:	President and CFO

[Signature Page to Sponsor Support Agreement]

COMPANY:

GTCR-ULTRA HOLDINGS II, LLC

By:	/s/ Jeffrey Hack
Name: Jeffrey Hack
Title: President and CEO

[Signature Page to Sponsor Support Agreement]

SELLER:

GTCR-ULTRA HOLDINGS, LLC

By:	/s/ Aaron Cohen
Name: Aaron Cohen
Title: Vice President and Secretary

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsors & Sponsor Percentages1 2

Sponsor	Sponsor Promote Shares Vested at Closing	Sponsor Promote Shares to be Forfeited	Sponsor Existing Co-Invest Shares	Sponsor New Co-Invest Shares	Earnout Shares
FinTech Investor Holdings III, LLC	370,866	302,810	425,000	-	1,205,313
3FIII, LLC	441,766	360,700	405,000	-	1,435,741
FinTech Masala Advisors, LLC	935,618	763,928	-	-	3,040,758
Betsy Cohen	-	-	-	750,000	-
Daniel G. Cohen	-	-	-	1,250,000	-
Total	1,748,250	1,427,438	830,000	2,000,000	5,681,812

[1]	NTD: Schedule to be updated for proposed transfer by Daniel Cohen through one of the Sponsors at closing of 451,653 Promote Shares to Wellington.

[2]	The Sponsors may deliver an updated version of Schedule I to Seller prior to the Closing that reallocates among the Sponsors the Sponsor Promote Shares that get forfeited, the Sponsor Promote Shares that are vested and the Sponsor Promote Shares that become Earnout Shares so long as the total forfeited shares, total vested shares and total Earnout Shares does not change.